Filed Under Rule 424(b)(3)
File No. 333-186461

PROSPECTUS SUPPLEMENT NO. 1 TO
REGISTRATION STATEMENT DECLARED EFFECTIVE
ON AUGUST 6, 2013

SEDITION FILMS INC.

1,413,400 Shares of Common Stock

This Prospectus Supplement updates and should be read in conjunction with the Prospectus dated August 6, 2013 which is to be delivered with this Prospectus Supplement. This prospectus relates to the resale of 1,413,400 shares of common stock, par value $0.001, of Sedition Films Inc. which are issued and outstanding and held by persons who are shareholders of Sedition Films Inc.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

·	The attached Quarterly Report on Form 10-Q of Sedition Films Inc. for the quarterly period ended July 31, 2013 filed on October 22, 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 6, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended July 31, 2013

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period From ________ to _________

Commission File Number 333-186461

Sedition Films Inc.
(Exact name of registrant as specified in its charter)

Nevada	99-0378854
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7819
(Primary Standard Industrial Classification Number)

Ground Floor Suite 37 Netherhall Gardens, London United Kingdom	NW3 5RL
(Address of principal executive offices)	(Zip Code)

Tel: (44)-785-909-1084
(Registrant's telephone number, including area code)

Indicate by checkmark whether the issuer: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☐	Smaller reporting company ☒

Indicate by checkmark whether the registrant is a shell company (as defined in Rule 12b2- of the Exchange Act). Yes  ☒ No  ☐

Applicable Only to Issuer Involved in Bankruptcy Proceedings During the Preceding Five Years.

N/A

Indicate by checkmark whether the issuer has filed all documents and reports required to be filed by Section 12, 13 and 15(d) of the Securities Exchange Act of 1934 after the distribution of securities under a plan confirmed by a court. Yes ☐ No  ☒

Applicable Only to Corporate Registrants

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the most practicable date:

As of October 2, 2013 the Issuer had 5,413,400 shares of common stock issued and outstanding.

 SEDITION FILMS INC.

(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS

JULY 31, 2013

Balance Sheets as of July 31, 2013 and April 30, 2013	4

Statements of Operations for the three months ended July 31, 2013 and 2012, and for the period from May 17, 2011 (Date of Inception) to July 31, 2013	5

Statements of Cash Flows for the three months ended July 31, 2013 and 2012 and from May 17, 2011 (Date of Inception) to July 31, 2013	6

Notes to the Financial Statements	7

SEDITION FILMS INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

ASSETS	July 31, 2013 unaudited	April 30, 2013
Current Assets
Cash and cash equivalents	$3,096	$7,978

Fixed Assets
Films Equipment	984	1,146
Total Assets	$4,080	$9,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Shareholder’s loan	$101	$101
Stockholders’ Equity
Common stock, par value $0.001; 75,000,000 shares authorized; 5,413,400 shares issued and outstanding respectively	5,413	5,413
Additional paid in capital	14,107	14,107

Deficit accumulated during the development stage	(15,541)	(10,497)
Total Stockholders’ Equity	3,979	9,023

Total Liabilities and Stockholders’ Equity	$4,080	$9,124

 See accompanying notes to financial statements.

  SEDITION FILMS INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended July 31, 2013	Three months ended July 31, 2012	From May 17, 2011 (Inception) to July 31, 2013

REVENUES	$0	$0	$0

OPERATING EXPENSES
General and Administrative Expenses	5,044	259	15,541

NET LOSS	$(5,044)	$(259)	$(15,541)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	5,413,400	4,645,511	-

See accompanying notes to financial statements.

SEDITION FILMS INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended July 31, 2013	Three months ended July 31, 2012	May 17, 2011 (Inception) to July 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,044)	$(259)	$(15,541)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	162	162	972
NET CASH USED IN OPERATING ACTIVITIES	(4,882)	(97)	(14,569)

NET CASH USED IN INVESTING ACTIVITIES
Purchase of Furniture and Equipment	0	0	(1,956)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Sale of Common Stock	0	13,560	19,520
Proceeds from Shareholder’s Loan	0	0	160
Repayments of Shareholder’s Loan	0	0	(59)
NET CASH PROVIDED BY FINANCING ACTIVITIES	0	13,560	19,621

NET ( DECREASE) INCREASE IN CASH	(4,882)	13,463	3,096
Cash, beginning of period	7,978	946	0
Cash, end of period	$3,096	$14,409	$3,096

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0	$0	$0
Income taxes paid	$0	$0	$0

See accompanying notes to financial statements.

SEDITION FILMS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JULY 31, 2013

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Sedition Films Inc. (“the Company”) was incorporated under the laws of the State of Nevada on May 17, 2011.  Sedition Films Inc. is a development stage company.  It is a film and television production company based in London, UK and registered in the State of Nevada. The Company is planning to produce documentary films, anywhere from 23 minutes (to fit a 30 minute commercial television slot) to a two part series of 60-minute episodes.

NOTE 2 – SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

Development Stage Company
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development stage companies. A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation
The financial statements of the Company are presented in US dollars.

Accounting Basis
The Company uses the accrual basis of accounting and has adopted April 30 as its fiscal year end.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company had $3,096 of cash as of July 31, 2013 and $7,978 of cash as of April 30, 2013.

Fixed Assets
Fixed assets are stated at cost less accumulated depreciation.  Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets.  The estimated useful life of the software is three years.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents and amounts due to shareholder. The carrying amounts of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

SEDITION FILMS INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JULY 31, 2013

NOTE 2 – SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718.  To date, the Company has not adopted a stock option plan and has not granted any stock options.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of July 31, 2013.

Comprehensive Income
The Company has established standards for reporting and display of comprehensive income, its components and accumulated balances.  When applicable, the Company would disclose this information on its Statement of Stockholders’ Equity.  Comprehensive income comprises of equity except those resulting from investments by owners and distributions to owners. The Company has not had any significant transactions that are required to be reported in other comprehensive income.

Recent Accounting Pronouncements
Sedition Films Inc. does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost and consisted of the following:

	July 31, 2013	April 30, 2013
Films Equipment	$1,956	$1,956
Less: Accumulated depreciation	(972)	(810)
Films equipment, net	$984	$1,146

Depreciation expense was $162 for the three months ended July 31, 2013 and 2012.

NOTE 4 – COMMON STOCK

The Company has 75,000,000, $0.001 par value shares of common stock authorized.

On October 24, 2011, the Company issued 4,000,000 shares of common stock for cash proceeds of $4,000 at $0.001 per share.

On April 25, 2012, the Company issued 480,000 shares of common stock for cash proceeds of $960 at $0.002 per share.

On July 5, 2012, the Company issued 480,000 shares of common stock for cash proceeds of $960 at $ 0.002 per share.

SEDITION FILMS INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JULY 31, 2013

NOTE 4 – COMMON STOCK (CONTINUED)

On July 27, 2012, the Company issued 453,400 shares of common stock for cash proceeds of $13,600 at $ 0.03 per share.

There were 5,413,400 shares of common stock issued and outstanding as of July 31, 2013.

 NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company neither owns nor leases any real or personal property. An officer has provided office services without charge.  There is no obligation for the officer to continue this arrangement.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

 NOTE 6 – INCOME TAXES

As of July 31, 2013, the Company had net operating loss carry forwards of $15,541 that may be available to reduce future years’ taxable income in varying amounts through 2032. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following:

July 31, 2013
Federal income tax benefit attributable to:
Current Operations	$5,284
Less: valuation allowance	(5,284)
Net provision for Federal income taxes	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax asset is as follows:

July 31, 2013
Deferred tax asset attributable to:
Net operating loss carryover	$5,284
Less: valuation allowance	(5,284)
Net deferred tax asset	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $15,541 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit at July 31, 2013. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the year ended July 31, 2013, the Company recognized no interest and penalties.

The Company files U.S. federal tax returns and tax returns in various states. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

SEDITION FILMS INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JULY 31, 2013

NOTE 7 – RELATED PARTY TRANSACTIONS

During the year ended April 30, 2013, a shareholder and officer loaned $160 to the Company to open a bank account and to help fund operations.  The loans are unsecured, non-interest bearing and due on demand.  The balance due to the shareholder and officer was $101 as of July 31, 2013 and April 30, 2013, respectively.

 NOTE 8 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.  However, the Company had no revenues as of July 31, 2013.  The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.